                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [_]

Check the appropriate box:                                     [_]   Confidential, for Use of the
     [_]                      Preliminary Proxy Statement            Commission Only (as permitted
     [X]                      Definitive Proxy Statement             by Rule 14a-6(e)(2))
     [_]                      Definitive Additional Materials
     [_]                      Soliciting Material Pursuant to [_] Rule 240.14a-11(c) or [_] Rule 240.14a-12

                                            Sheldahl, Inc.
____________________________________________________________________________________________________________________________________

                                         (Name of Registrant as Specified in Its Charter)

____________________________________________________________________________________________________________________________________

                             (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]   No fee required
    [_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transactions applies:
          (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

     [_]  Fee paid previously with preliminary materials.

     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                                     LOGO

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 8, 1997

  Notice is hereby given that the Annual Meeting of Shareholders of Sheldahl, Inc. will be held at the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota, on Wednesday, January 8, 1997 at 3:00 p.m., Central Standard Time, for the following purposes:

    1. To elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

    2. To ratify and approve amendments to the Sheldahl, Inc. 1994 Stock Option Plan (i) to increase the number of shares of Common Stock available under the plan by 400,000 shares, (ii) to bring that plan into compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and
  (iii) to change the number of stock options automatically granted to non-employee directors upon their election and subsequent re-elections from 1,000 to 2,000 and to change the term of those options from 5 years to 10 years.

    3. To ratify and approve the selection of independent public accountants for the Company for the current fiscal year.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on November 11, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          Gerald E. Magnuson, Secretary

Northfield, Minnesota
November 27, 1996

  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY.

                                     LOGO

                                PROXY STATEMENT

  This Proxy Statement is furnished to the shareholders of Sheldahl, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 8, 1997 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

  Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 1150 Sheldahl Road, Northfield, Minnesota 55057, and its telephone number is (507) 663-8000. The mailing of this proxy statement to shareholders of the Company commenced on or about November 27, 1996.

  The total number of shares outstanding and entitled to vote at the meeting as of November 11, 1996 consisted of 8,912,695 shares of $0.25 par value common stock. Each share of common stock is entitled to one vote. Shareholders have cumulative voting rights in connection with the election of directors by giving written notice of intent to cumulate votes to any officer of the Company before the meeting or to the presiding officer at the meeting. A shareholder may cumulate votes for the election of directors by multiplying the number of votes to which the shareholder may be entitled by eight (the number of directors to be elected) and casting all such votes for one nominee or distributing them among any two or more nominees. Only shareholders of record at the close of business on November 11, 1996 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

  Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table includes information as of November 11, 1996 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the directors of the Company, (iii) each executive officer named in the table on page 5, and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

      NAME AND ADDRESS OF BENEFICIAL OWNER                              PERCENT
      ------------------------------------        AMOUNT                OF CLASS
                                                 ---------              --------
      Peter B. Cannell and Co., Inc.               555,750(1)            5.94%
       919 Third Avenue
       New York, NY 10022
      Trust Company of the West                    756,500(1)            8.08%
       865 S. Figero St., 21st Floor
       Los Angeles, CA 90017
      Woodward & Associates                        706,200(1)            7.54%
       17 State Street, 26th Floor
       New York, NY 10004
      James E. Donaghy(2)(3)                       206,038(4)(5)         2.20%
      James S. Womack(2)                            66,658(5)              *
      John G. Kassakian(2)                          10,997(5)              *
      Gerald E. Magnuson(2)                         18,919(5)              *
      William B. Miller(2)                          20,000(5)              *
      Kenneth J. Roering(2)                         19,000(5)              *
      Richard S. Wilcox(2)                         107,155(5)(6)         1.14%
      Beekman Winthrop(2)                          274,800(5)            2.94%
      Gregory D. Closser(3)                         50,174(4)(5)           *
      Edward L. Lundstrom(3)                        46,557(5)              *
      John V. McManus(3)                            64,400(4)(5)           *
      Roger D. Quam(3)                              63,737(4)(5)           *
      All Officers and Directors as a Group      1,065,120(4)(5)(6)      11.38%
       (16 persons)

---------------------
*  Less than one percent.
(1) Based upon information available to the Company.
(2) Serves as a director of the Company and has been nominated for re-election.
(3) Serves as an executive officer of the Company and appears in the table on page 5 hereof.
(4) Includes shares held by the Company's Employee Savings Plan for the benefit of the person or group named herein.
(5) Includes shares which may be purchased within sixty days from the date hereof upon exercise of outstanding stock options in the amount of 142,351 shares for Mr. Donaghy, 12,143 shares for Mr. Womack, 36,569 shares for Mr. Closser, 41,724 shares for Mr. Lundstrom, 40,418 shares for Mr. Quam, 35,568 shares for Mr. McManus, 5,000 shares for each of Messrs. Kassakian, Magnuson, Roering, Wilcox and Miller, 4,000 shares for Mr. Winthrop and 447,513 shares for all officers and directors as a group.
(6) Includes 35,400 shares held by a trust for the benefit of Mr. Wilcox's daughter, for which he is trustee. Mr. Wilcox disclaims beneficial ownership of the 35,400 shares.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

  Eight directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until a successor is elected. The Board of Directors has nominated for election the eight persons named below. All of the nominees are currently directors and all were elected by the shareholders. It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

  The names of the nominees, their principal occupations and other information is set forth below, based upon information furnished to the Company by the nominees.

                                 PRINCIPAL OCCUPATION AND OTHER        DIRECTOR
       NAME AND AGE                      DIRECTORSHIPS                  SINCE
       ------------              ------------------------------        --------
 James E. Donaghy (62)     President and Chief Executive Officer of      1988
                           the Company; prior to 1988, Director of
                           Planning and Development for Dupont
                           Electronics, Wilmington, Delaware
                           (electronics manufacturer); Director of
                           Hutchinson Technology, Inc.
 John G. Kassakian (53)    Professor of Electrical Engineering and       1985
                           Director, Laboratory for Electromagnetic
                           and Electronic Systems, Massachusetts
                           Institute of Technology, Cambridge,
                           Massachusetts; Director of Ault
                           Incorporated.
 Gerald E. Magnuson (66)   Of Counsel, Lindquist & Vennum P.L.L.P.,      1975
                           Minneapolis, Minnesota (law firm);
                           Partner of Lindquist & Vennum P.L.L.P.
                           until December 1994; Secretary of the
                           Company; Director of PremiumWare, Inc.
                           (f/k/a Munsingwear, Inc.), Research,
                           Incorporated and Washington Scientific
                           Industries, Inc.
 William B. Miller (64)    Partner, Miller & Company, Ayr, Scotland      1991
                           (business consulting); prior to 1991,
                           Managing Director and Chairman, Prestwick
                           Holdings plc, Ayr, Scotland (electronic
                           component manufacturer); Director of
                           Magnum Power plc, Prestwick Aviation
                           Holdings Ltd., and Stathclyde University
                           Incubator Ltd.
 Kenneth J. Roering (54)   Professor, School of Management,              1988
                           University of Minnesota, Minneapolis,
                           Minnesota; Director of TSI, Inc.,
                           Mountain Parks Financial Group, Inc.,
                           Transport Corporation of America, Inc.
                           and Arctic Cat, Inc.
 Richard S. Wilcox (67)    Private Investor                              1972
 Beekman Winthrop (55)     Private Investor; President of Woodwin        1992
                           Management, Inc. (investment advisor);
                           President and Director of Central Coal &
                           Coke Corporation, Kansas City, Missouri
                           (management of interests in coal, gas and
                           oil properties).
 James S. Womack (68)      Chairman of the Board of the Company;         1968
                           Prior to 1992, Chief Executive Officer of
                           the Company; Director of General
                           Securities, Inc. and Zytec Corp.

  The Board of Directors met 13 times during fiscal year 1996. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he served.

  The Compensation Committee, which is currently comprised of Messrs. Roering (Chairman), Magnuson and Womack, met 3 times during fiscal year 1996. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of officers and key employees.

  The Audit Committee, which is currently comprised of Messrs. Wilcox (Chairman), Kassakian, Magnuson, Miller, Roering, Winthrop and Womack, met 2 times during fiscal year 1996. Among other duties, the Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company's independent auditors and approves additional services to be provided by the auditors. The Committee reviews the activities of the Company's internal audit staff and reviews audited financial statements of the Company.

  The Nominating Committee, which is currently comprised of Messrs. Kassakian (Chairman), Winthrop and Roering, met 2 times in fiscal 1996. The Nominating Committee was established at the end of fiscal 1995 to consider nominees for election to the Board of Directors and to evaluate the performance of the Board of Directors and individual directors. The Nominating Committee will consider a nomination by a shareholder of a candidate for election as a director of the Company. The Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year's Annual Meeting. The Company's Bylaws provide that the Annual Meeting shall be held on the second Wednesday in January of each year. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ending August 30, 1996, September 1, 1995 and September 2, 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to James E. Donaghy, the Company's President and Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company in office at the end of fiscal year 1996, whose total cash compensation exceeded $100,000 during fiscal year 1996 (together with Mr. Donaghy, the "Named Executive Officers") in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                 LONG TERM
                                                COMPENSATION
                                                ------------
                       ANNUAL COMPENSATION         AWARDS
                      ------------------------  ------------
                                                 SECURITIES
      NAME AND                                   UNDERLYING       ALL OTHER
 PRINCIPAL POSITION   YEAR    SALARY    BONUS     OPTIONS      COMPENSATION(1)
 ------------------   ----    ------    -----   ------------   ---------------
James E. Donaghy      1996   $261,620     $0       40,000          $11,939
 President and Chief  1995    256,203      0        7,719            8,998
 Executive Officer    1994    247,722      0       10,548           10,718
Edward L. Lundstrom   1996    159,812      0       35,000            8,286
 Executive Vice       1995    131,053      0        3,985            6,348
 President            1994    122,324      0       11,134            6,116
John V. McManus       1996    134,458      0       30,000            5,743
 Vice President       1995    121,378      0        3,671            5,172
                      1994    107,272      0        9,830            4,817
Roger D. Quam         1996    132,985      0       30,000            6,805
 Vice President       1995    124,577      0        3,762            6,071
                      1994    121,540      0       11,267            5,470
Gregory D. Closser    1996    120,018      0       30,000            6,309
 Vice President       1995    113,278      0        3,428            5,630
                      1994    108,161      0        9,972            5,341

---------------------
(1) These amounts represent Company basic and matching contributions to the Company's 401(k) plan on behalf of such employees.

STOCK OPTIONS

  The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executive Officers during the last fiscal year:

                                                                        POTENTIAL
                                                                       REALIZABLE
                                                                    VALUE AT ASSUMED
                                                                     ANNUAL RATES OF
                                                                       STOCK PRICE
                                                                      APPRECIATION
                                                                       FOR OPTION
                         INDIVIDUAL GRANTS                               TERM(1)
------------------------------------------------------------------- -----------------
                           NUMBER
                             OF     % OF TOTAL
                         SECURITIES  OPTIONS
                           UNDER-   GRANTED TO
                           LYING    EMPLOYEES  EXERCISE
                          OPTIONS   IN FISCAL    PRICE   EXPIRATION
NAME                      GRANTED      YEAR    PER SHARE    DATE       5%      10%
----                     ---------- ---------- --------- ---------- -------- --------
James E. Donaghy........   25,000      5.3%     $18.38    12/13/05  $288,898 $732,125
                           15,000      3.2       22.13    04/30/06   208,714  528,923
Edward L. Lundstrom.....   20,000      4.3       18.38    12/13/05   231,119  585,700
                           15,000      3.2       22.13    04/30/06   208,714  528,923
John V. McManus.........   15,000      3.2       18.38    12/13/05   173,339  439,275
                           15,000      3.2       22.13    04/30/06   208,714  528,923
Roger D. Quam...........   15,000      3.2       18.38    12/13/05   173,339  439,275
                           15,000      3.2       22.13    04/30/06   208,714  528,923
Gregory D. Closser......   15,000      3.2       18.38    12/13/05   173,339  439,275
                           15,000      3.2       22.13    04/30/06   208,714  528,923

                       OPTION GRANTS IN LAST FISCAL YEAR

---------------------
(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of fiscal year 1996:

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING              VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                                      FISCAL YEAR-END              FISCAL YEAR-END
                                                 ------------------------- -------------------------------
                           SHARES
                         ACQUIRED ON    VALUE
NAME                      EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE(2) UNEXERCISABLE(2)
----                     ----------- ----------- ----------- ------------- -------------- ----------------
James E. Donaghy........       0         $ 0       130,267      40,000       $1,276,595        $2,342
Edward L. Lundstrom.....       0           0        31,307      35,000          303,369         1,873
John V. McManus.........       0           0        26,818      30,000          258,777         1,405
Roger D. Quam...........       0           0        31,668      30,000          309,839         1,405
Gregory D. Closser......       0           0        27,819      30,000          271,083         1,405

---------------------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.
(2) Based on a per share price of $18.938, which is the average of the high and low prices for the Company's Common Stock on August 30, 1996, the last day of the Company's fiscal year. Value is calculated on the difference between the option exercise price and $18.938 multiplied by the number of shares of common stock underlying the options, but before taxes associated with exercise.

BOARD COMPENSATION COMMITTEE REPORT

  Decisions on compensation of the Company's executives are generally made by the three member Compensation Committee of the Board consisting of Messrs. Roering (Chairman), Womack and Magnuson. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of companies' policies toward executive compensation, set forth below is a report submitted by Messrs. Roering, Womack and Magnuson in their capacity as the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 1996 as they affected the executive officers. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

  Compensation Philosophy. The Company's primary objective is to enhance long-term shareholder value by safely and profitably providing products of the highest value and quality for key markets. In furtherance of this objective, the Company is committed to a strong, positive link between its business and strategic goals and its compensation programs. The financial goals for compensation plans are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

  The Company's total compensation philosophy is designed to support its overall objective of creating value for its shareholders. Key objectives of this philosophy are:

  . Attract and retain key executives critical to the long-term success of the Company.

  . Support a performance-oriented environment that rewards performance with respect to Company short and long-term financial goals.

  . Emphasize pay for performance by having a significant portion of compensation "at-risk," particularly for senior executives.

  . Encourage maximum performance through the use of appropriate incentive programs.

  . Encourage employee stock ownership to enhance a mutuality of interest with other shareholders.

  The Company has designed its executive compensation programs around these objectives. The Compensation Committee believes the Company's programs consistently meet these goals. Following is a description of the Company's current programs and how each design element relates to the objectives outlined above.

  Base Salary. The Compensation Committee annually reviews each officer's salary, including those of the Named Executive Officers. In determining appropriate salary levels, the Compensation Committee considers level of responsibility, experience, individual performance, internal equity, as well as external pay practices.

  Annual Incentives. Annual incentive (performance bonus) award opportunities are made to managerial and executive employees to recognize and reward corporate and individual performance. Each year, the Compensation Committee will approve the performance measures selected, as well as specific financial targets used. The Compensation Committee believes these goals drive the future success of the Company's business and enhance shareholder value.

  The amount individual executives may earn (target awards) is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. Additionally, external market data is reviewed annually to determine competitive incentive opportunities. Awarded amounts are related to performance.

  The short-term incentive plan is dependent on measured financial performance. Every payout depends on results, not on efforts. Bonuses are paid based upon attainment of financial goals for earnings growth. No bonuses were paid to management in fiscal year 1996.

  Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be related to improvement in the creation of long-term shareholder value. In furtherance of this objective, the Company awards to its executive officers stock options.

  Stock Options. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Shareholders also benefit from such stock price appreciation.

  Stock options are awarded annually consistent with the Company's objectives to more heavily weigh total compensation toward a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. Grants are not made at an option price less than market value on the date of grant.

  Chief Executive Officer Compensation. The salary and bonus of the Chief Executive Officer is set by and subject to the discretion of the Compensation Committee with Board approval. The compensation for James E. Donaghy, the Chief Executive Officer, was determined by using a process and philosophy similar to that used for all executives. For fiscal year 1996, Mr. Donaghy received no bonus but was awarded options to purchase 40,000 shares. None of these options vested in fiscal 1996. All of these options vest in increments through April 1999.

                Submitted by the Compensation Committee of the
                         Company's Board of Directors

Kenneth J. Roering            Gerald E. Magnuson                James S. Womack

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Magnuson, a Director and a member of the Compensation Committee and the Company's Secretary, is Of Counsel to the law firm of Lindquist & Vennum P.L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. Mr. Magnuson receives no financial benefit on account of amounts paid by the Company to Lindquist & Vennum P.L.L.P. for such services. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company during the current fiscal year. Mr. Womack, Chairman of the Board and a member of the Compensation Committee, served as an employee and the Chief Executive Officer of the Company prior to his resignation in January 1992.

PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the

Company. The Company has chosen the use of the NASDAQ Stock Market (U.S. Companies) Index as its broad market index and the NASDAQ Electronic Component Stock Index as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested as of August 30, 1991 in the common stock of the Company, the NASDAQ Stock Market Index and the NASDAQ Electronic Component Stock Index, assuming the reinvestment of all dividends:


                Comparison of Five Year Cumulative Total Return

                             [GRAPH APPEARS HERE]

                                                                           Fiscal Year
                                Aug. 30, 1991    Aug. 28, 1992    Aug. 27, 1993    Sept. 2, 1994    Sept. 1, 1995    Aug. 30, 1996
                                -------------    -------------    -------------    -------------    -------------    -------------
Sheldahl, Inc.................     $100.00         $ 54.79          $ 87.67           $128.77          $208.22         $204.45
NASDAQ Stock Market
  Index (U.S.)................     $100.00         $180.45          $143.07           $148.91          $200.54         $226.17
Electronic Component
  Stocks Index................     $100.00         $110.99          $219.90           $231.22          $460.94         $468.06

DIRECTOR COMPENSATION

  Directors who are not employees of the Company (currently all directors except Mr. Donaghy) were paid during fiscal year 1996 an annual retainer of $12,000 and a fee of $800 for each day of meetings of the Board of Directors or any committee. Each non-employee member of the Board of Directors receives at the time of election or re-election to the Board by the shareholders an option to purchase 1,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of the Company's Common Stock on the date of such election or re-election. Each director option is exercisable as to all or part of the shares subject to the option during a term of five years but will expire 30 days after a director's departure from the Board. If Proposal 2 is adopted, each non-employee director will receive an automatic grant of an option to purchase 2,000 shares of Common Stock and the term of those options will be ten years.

  Mr. Womack, who retired as an employee of the Company during fiscal year 1992, receives, in addition to the director fees noted above, a $10,000 annual retainer for serving as the Chairman of the Board. In addition, the Company and Mr. Womack entered into a Consulting Agreement during fiscal year 1988 which provides that the Company will retain Mr. Womack as an independent consultant from the date immediately following his termination of employment until his 75th birthday, unless another date is agreed upon by the parties. Mr. Womack is to receive as annual compensation under the Consulting Agreement 50% of the average of his annual cash compensation for the five calendar years preceding termination of employment (but not less than $125,000), less an amount equal to an annual annuity that could be purchased with the principal in his retirement accounts at the date of retirement provided from all retirement contributions by the Company. The Consulting Agreement also restricts Mr. Womack from competitive employment and disclosure of trade secrets and confidential information.

  Mr. Miller received $10,411 during fiscal year 1996 representing fees relating to international consulting work performed on behalf of the Company. Mr. Magnuson received $5,000 during fiscal year 1996 for his services as Secretary of the Company.

  In fiscal year 1982, the Company established a retirement program for directors not covered by another retirement plan of the Company which provides for the payment of an annual benefit equal to the annual retainer paid to directors during the full fiscal year preceding retirement. The retirement benefit, which is payable to directors who have served five years or more, will commence at the later of the time of retirement or when the director becomes 65 years old and will be subject to proportionate reduction if the director has served the Company less than 15 years. The maximum number of years that the benefit is payable is ten years.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with certain of its executive officers, including each of the Named Executive Officers. The employment agreements provide, among other things, for a lump sum cash severance payment to such individuals equal to approximately three times the individual's average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a change in control of the Company if the change in control is not formally approved by the Board of Directors and 1.5 times that compensation amount if the change in control is approved by the Board of Directors and the officer continues in the employ of the Company for a period of at least one year following the change in control. In general, a "change in control" would include a change resulting from the acquisition of 20% or more of the Company's outstanding voting stock by any person, a change in the current members of the Board of Directors or their successors elected or nominated by such members whereby they cease to be a majority of the Board of Directors, or the Company disposing of 75% or more of its assets, other than to an entity owned 50% or more by the Company or one of its subsidiaries. The employment agreement with Mr. Donaghy also requires the Company to pay Mr. Donaghy a salary of not less than $185,600 annually, certain portions of which may be deferred. If a change in control which was not approved by the Board of Directors had occurred at the end of fiscal year 1996, the following individuals would have received the approximate payment indicated pursuant to the employment agreements: Mr. Donaghy, $722,424; Mr. Lundstrom, $369,179; Mr. Quam, $354,953; Mr. Closser, $311,825; Mr. McManus, $319,538; all
current executive officers as a group, $2,866,950.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 30, 1996, all
Section 16(a) filing requirements applicable to its insiders were complied with.

                    AMENDMENTS TO THE 1994 STOCK OPTION PLAN
                                  (PROPOSAL 2)

GENERAL INFORMATION

  On October 14, 1994, the Company's Board of Directors adopted, and on January 11, 1995 the shareholders of the Company approved and ratified the adoption of, the Sheldahl, Inc. 1994 Stock Plan (the "1994 Plan"). The purpose of the 1994 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1994 Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights,
(iii) restricted stock, and (iv) deferred stock.

  The principal features of the 1994 Plan are summarized below.

  Shares Available Under 1994 Plan. The maximum number of shares of common stock reserved and available under the 1994 Plan for awards is 600,000 (subject to possible adjustment in the event of stock splits or other similar changes in the common stock and subject to an increase by 400,000 shares pursuant to the proposed amendment). Shares of common stock covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1994 Plan.

  Eligibility and Administration. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1994 Plan. The 1994 Plan is administered by the Board or, in its discretion, by a committee of not less than three "non-employee directors," as defined in the 1994 Plan (the "Committee"), who is appointed by the Board of Directors. The term "Board" as used in the 1994 Plan refers to the Board or, if the Board has delegated its authority, the Committee. The Board will have the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1994 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1994 Plan.

AMENDMENTS TO THE 1994 PLAN

  The proposed amendments to the 1994 Plan are as follows:

  Increasing Number of Shares. The 1994 Plan originally authorized the issuance of 600,000 shares of Common Stock pursuant to stock options, restricted stock and deferred stock granted under the 1994 Plan. On October 31, 1996, the Board of Directors amended the 1994 Plan, subject to ratification and approval of the shareholders, to increase the total number of shares available under the 1994 Plan by 400,000 shares to a total of 1,000,000 shares. There were outstanding on October 31, 1996 options to purchase 574,181 shares under the 1994 Plan. Therefore, absent shareholder approval of this amendment to the 1994 Plan, only 24,552 shares remain available under the 1994 Plan for awards. The Board of Directors has deemed it prudent to increase the shares available for grant under the 1994 Plan by 400,000 shares to facilitate future stock option grants, restricted stock awards and deferred stock awards.

  Compliance with Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance-based, approved by the Company's stockholders, granted by a committee consisting solely of two or more outside directors, and have an annual cap on the number of shares that may be granted to any given individual will not be subject to the deduction limit. The 1994 Plan currently does not have an annual cap on the amount of shares subject to an option grant. On October 31, 1996, the Board of Directors amended the 1994 Plan, subject to ratification and approval of the shareholders, to bring the 1994 Plan into compliance with Section 162(m) of the Code by providing for an annual cap on the number of shares granted to an individual to 100,000 shares. By adopting this change, the Company may deduct any compensation expense resulting from the grant or exercise of options issued under the Plan without regard to the limitations under Code Section 162(m), including options to the individuals described above.

  Automatic Grants to Non-Employee Directors. On October 31, 1996, the Board of Directors amended the 1994 Plan, subject to ratification and approval of the shareholders, to provide for an automatic grant to non-employee directors of an option to purchase 2,000 shares of the Company's Common Stock at the fair market value of such shares on the date of grant upon such person's election and each subsequent re-election as a director of the Company. The Board of Directors also amended the 1994 Plan on that date to change the term of newly granted options to non-employee directors from five years to ten years, subject to ratification and approval of the shareholders. Prior to the adoption of that amendment, each person elected or re-elected as a director was granted an option to purchase 1,000 shares of the Company's Common Stock and each option had a five-year term. Both before and after the amendment, all such options will have an option exercise price equal to the fair market value of the Company's Common Stock on the date of grant. All options expire 30 days after a director's departure from the Board.

AWARDS UNDER 1994 PLAN

  Stock Options. The Board may grant stock options that either qualify as "incentive stock options" under the Code or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1994 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or common stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option is transferable by the optionee or exercisable by anyone else during the optionee's lifetime.

  Stock options may be exercised during varying periods of time after a participant's termination of employment, depending upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three months (or such longer period as determined by the Board at the time of retirement) from the date or retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

  No incentive stock option may be granted under the 1994 Plan after October 14, 2004. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year may not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price must be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1994 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

  Stock Appreciation Rights. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

  Restricted Stock. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the 1994 Plan.

  If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

  Deferred Stock. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

  Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question will be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

FEDERAL INCOME TAX CONSEQUENCES

  Stock Options. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

  An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

  SARs. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, and the Company would be entitled to a deduction, measured by the fair market value of the shares plus any cash received.

  Restricted Stock and Deferred Stock. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a

"substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

  Withholding. The 1994 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company, to the extent permitted by law, has the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1994 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.

REGISTRATION WITH THE SEC

  Upon approval of the amendment to the 1994 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the additional shares of Common Stock issuable under the 1994 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

  Shareholder approval of the amendments to the 1994 Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND RATIFICATION OF THE AMENDMENTS TO THE 1994 STOCK PLAN.

                              APPROVAL OF AUDITORS
                                  (PROPOSAL 3)

  Arthur Andersen LLP, independent public accountants, have been auditors for the Company since 1955. They have been reappointed by the Board of Directors, upon recommendation of its Audit Committee, as the Company's auditors for the current fiscal year, and shareholder approval of the appointment is requested. In the event the appointment of Arthur Andersen LLP is not approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

  A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                             SHAREHOLDER PROPOSALS

  The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Sheldahl, Inc. 1998 Annual Meeting of Shareholders is expected to be held on or about January 14, 1998, and proxy materials in connection with that meeting are expected to be mailed on or about November 24, 1997. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before July 25, 1997.

                                    GENERAL

  The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

  The Company's Annual Report to Shareholders for the fiscal year ended August 30, 1996 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Sheldahl, Inc., 1150 Sheldahl Road, Northfield, Minnesota 55057, Attention: John V. McManus, or by calling the Company at: (507) 663-8210.

                                          By the Order of the Board of
                                           Directors

                                          Gerald E. Magnuson, Secretary

                           [LOGO OF SHELDAHL, INC.]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF SHAREHOLDERS JANUARY 8, 1997

  The undersigned hereby appoints James E. Donaghy, Richard S. Wilcox and James
S. Womack, or any one or more of them, proxies with full power of substitution to vote in their discretion cumulatively all shares of stock of Sheldahl, Inc. of record in the name of the undersigned at the close of business on November 11, 1996, at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota on January 8, 1997, or at any adjournment or adjournments, hereby revoking all former proxies.

1. ELECTION OF DIRECTORS:

   [_] FOR all nominees listed below      [_] WITHHOLD AUTHORITY to vote
       (except as indicated to the            for all nominees listed below
       contrary)

  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE FOR BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

  James E. Donaghy, John G. Kassakian, Gerald E. Magnuson, William B. Miller,
    Kenneth J. Roering, Richard S. Wilcox, Beekman Winthrop, James S. Womack

2. PROPOSAL TO APPROVE AND RATIFY AMENDMENTS TO THE SHELDAHL, INC. 1994 STOCK PLAN (I) TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN BY 400,000 SHARES, (II) TO BRING THE PLAN INTO COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE, AND (III) TO CHANGE THE NUMBER OF STOCK OPTIONS GRANTED TO NON-EMPLOYEE DIRECTORS UPON THEIR ELECTION OR SUBSEQUENT RE-ELECTIONS FROM 1,000 TO 2,000 AND TO CHANGE THE TERM OF THOSE OPTIONS FROM FIVE YEARS TO TEN YEARS.
                         FOR [_]   AGAINST [_]   ABSTAIN [_]

                          (CONTINUED FROM OTHER SIDE)

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.
                         FOR [_]   AGAINST [_]   ABSTAIN [_]

4.  IN THEIR DISCRETION UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), AND
(3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

                                           Dated: _______________________, 19

                                           ------------------------------------

                                           ------------------------------------

                                           Please sign name(s) exactly as
                                           shown at left. When signing as
                                           executor, administrator, trustee or
                                           guardian, give full title as such;
                                           when shares have been issued in
                                           names of two or more persons, all
                                           should sign.